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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K

                               CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): April 29, 1996


                            DELTA AIR LINES, INC.
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           (Exact name of registrant as specified in its charter)


          Delaware                        1-5424                 58-0218548
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(State or other jurisdiction           (Commission              (IRS Employer
      of incorporation)                 File Number)         Identification No.)


      Hartsfield Atlanta International Airport, Atlanta, Georgia 30320
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                  (Address of principal executive offices)



Registrant's telephone number, including area code:  (404) 715-2600
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ITEM 5.  OTHER EVENTS

         On April 29, 1996, Delta Air Lines, Inc. ("Delta" or the "Company") and the Air Line Pilots Association, International ("ALPA") entered into a new collective bargaining agreement for the Company's approximately 8,000 pilots. The new collective bargaining agreement, which generally became effective May 1, 1996, has a four-year term. It provides for, among other things, (1) a 2% reduction in base salaries for four years, after which period the 2% reduction will be rescinded; (2) reductions in certain other pay-related areas and benefits; (3) certain productivity improvements, including changes in staffing requirements; (4) additional pay reductions and productivity improvements relating to the operation of the Company's B-737-200 aircraft, subject to certain conditions; (5) job security protections for currently active pilots and the recall of the approximately 260 remaining pilots on furlough by July 1, 1997; (6) a prohibition on the Company's engaging in code sharing with respect to aircraft with over 70 seats that are operated by another U.S. airline, subject to certain exceptions; (7) restrictions in certain circumstances on the Company's entering into new code sharing arrangements involving aircraft operated by foreign airlines; (8) an enhanced early retirement program for up to 500 pilots; (9) pilot participation in a profit sharing program; (10) a stock option plan for pilots providing for grants of stock options covering a total of ten million shares of Delta common stock in three equal installments; and (11) ALPA's right to appoint an associate non-voting member of Delta's Board of Directors.

         ALPA has the right to reopen the new collective bargaining agreement in its entirety if there is a Change of Control (as defined) of Delta or if any required stockholder approval of the pilots' stock option plan is not obtained. Change of Control is defined in the new contract to include, among other things, the acquisition by a person or entity of more than 40% of Delta's outstanding common stock. The pilots' stock option plan and a similar stock option plan for nonpilot personnel will be presented to stockholders for approval as one proposal at Delta's 1996 Annual Meeting of Stockholders, which is scheduled for October 24, 1996.

         Delta believes the new collective bargaining agreement will improve the Company's competitive position and make an important contribution to the Company's efforts to achieve its cost reduction goals. Delta currently estimates the new collective bargaining agreement, compared to the prior pilot contract, will result in total savings of approximately $100 million in fiscal year 1997, approximately $200 million in fiscal year 1998 and approximately $230 million in each of fiscal years 1999 and 2000, before considering any amounts to be paid under the pilots' profit sharing program.

         The pilots' profit sharing program generally provides for profit sharing payments to eligible pilots for a particular fiscal year equal to the Company's Profit Performance Level (as defined) multiplied by a pilot's Annual Base Salary (as defined) for that year, and subtracting from that product a dollar amount equal to the Offset (as defined). The Profit Performance Level for a given fiscal year is the Company's pretax income (after giving effect to profit sharing payments and excluding any gains or losses on



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the disposition of flight equipment and less preferred stock dividends) as a percent of the Company's total operating revenues for that year. No payments are made if the Profit Performance Level is less than 2%; the maximum Profit Performance Payment for purposes of the pilots' profit sharing program is 10%. The Offset for any given fiscal year is the product of a pilots' Annual Base Salary multiplied by the lesser of (1) 5%; or (2) the percent of annual base salary (which is currently also 5%) by which profit sharing awards for such year are reduced for participants in the Company's profit sharing program for noncontract published scale personnel.

         In connection with the pilots' enhanced early retirement program described above, the Company expects to record a one-time pretax charge of approximately $300 million in the June 1996 quarter, depending upon the number of pilots electing early retirement and other factors which are not precisely determinable at this time.

         The above information regarding the cost savings that Delta currently anticipates under the new collective bargaining agreement is forward-looking, and the actual results could differ materially from the results that Delta currently anticipates. The specific factors and events that could cause the actual results to differ materially from the expected results include, among other things, (1) ALPA's exercising its right to reopen the new contract if there is a Change of Control of Delta or any required stockholder approval of the pilots' stock option plan is not obtained; (2) the number of B-737-200 aircraft that Delta utilizes under reduced operating costs; (3) aircraft deployment and utilization rates; and (4) competitive factors and general economic conditions.



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                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             DELTA AIR LINES, INC.
                                                 (Registrant)


                                         BY: /s/ Thomas J. Roeck, Jr.
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                                             Thomas J. Roeck, Jr.
                                             Senior Vice President - Finance and
                                             Chief Financial Officer


Date:  May 2, 1996




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